Exhibit 5.1
[Letterhead of Arent Fox PLLC]
March 28, 2006
Stanley-Martin Communities, LLC
Stanley-Martin Financing Corp.
11111 Sunset Hills Road, Suite 200
Reston, VA 20190
Gentlemen:
     We have acted as counsel to Stanley-Martin Communities, LLC, a limited liability company organized under the laws of the state of Delaware (“SMC”), and Stanley-Martin Financing Corp., a Delaware corporation (together with SMC, the “Companies”), and each of the Guarantors (as defined below) in connection with the preparation and filing by the Companies and the Guarantors of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of the Companies’ 9 3/4% Senior Subordinated Notes due 2015 (the “Exchange Notes”) and the unconditional guarantees as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Guarantees”) by the subsidiary guarantors listed on the cover page of the Registration Statement (collectively, the “Guarantors”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Companies and the Guarantors are offering to exchange (the “Exchange Offer”) up to $150,000,000 aggregate principal amount of Exchange Notes for a like amount of its outstanding unregistered 9 3/4% Senior Subordinated Notes due 2015 issued August 10, 2005 (the “Old Notes”) and to exchange the Exchange Note Guarantees for the unconditional guarantees as to the payment of principal and interest on the Old Notes (the “Old Note Guarantees”) by the Guarantors. The Exchange Notes and the Exchange Note Guarantees will be registered under the Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer.
     The Exchange Notes and the Exchange Note Guarantees are to be issued under an Indenture, dated as of August 10, 2005 (the “Indenture”), by and among the Companies, the Guarantors and Bank of New York, as trustee (the “Trustee”).
     We have examined and relied upon the originals or copies of such records, agreements, documents and other instruments and have made such inquiries of such officers and representatives of the Companies and the Guarantors as we have deemed relevant and necessary as the basis for the opinions set forth herein. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have assumed, without independent verification, the accuracy of the relevant facts stated therein.
     The opinions expressed in this letter concern only the effect of the laws of the State of New York, the Delaware Limited Liability Company Act and the Delaware General Corporation Law, and we express no opinion on the law of any other jurisdiction. We assume no obligation to supplement this letter if any of the applicable laws change in any manner.
     Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that the Exchange Notes have been duly established pursuant to the Indenture, and when duly authenticated by the Trustee and duly executed and delivered on behalf of the Companies upon consummation of the Exchange Offer as set forth in the Registration Statement, (i) the Exchange Notes will be validly issued and constitute binding obligations of the Companies and (ii) each Exchange Note Guarantee will be the binding obligation of the Guarantor which issued such Exchange Note Guarantee, when such Guarantor has duly issued such Exchange Note Guarantee.
     To the extent that the obligations of the Companies and Guarantors under the Indenture may be dependent upon the following matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of the jurisdiction of organization of such Trustee; that such Trustee is in compliance generally with respect to acting as a trustee under the Indenture and with all applicable laws and regulations; and that such Trustee has the requisite organizational and legal power and authority to perform its obligations under such Indenture.
     This opinion letter is rendered to you in connection with the Exchange Offer. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.
     This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations thereunder.
Very truly yours,
/s/ ARENT FOX PLLC